Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 3rd QUARTER 2017 RESULTS

Consolidated 3rd Quarter 2017 Highlights:

•                  Consolidated Revenue Decreased 1.6%; Excluding the 2016 Rio Olympics, Consolidated Revenue Increased 5.8%; Net Income Attributable to Comcast Increased 18.5%; Adjusted EBITDA Increased 5.0%

•                  Net Cash Provided by Operating Activities was $5.1 Billion; Free Cash Flow was $2.3 Billion

•                  Earnings per Share Increased 19.6% to $0.55; On an Adjusted Basis, Earnings per Share Increased 13.0% to $0.52

•                  Dividends Paid Totaled $743 Million and Share Repurchases were $1.7 Billion

Cable Communications 3rd Quarter 2017 Highlights:

•                  Cable Communications Revenue Increased 5.1% and Adjusted EBITDA Increased 5.2%

•                  Customer Relationships Increased by 115,000, Including the Impact of Two Hurricanes That Affected Our Service Areas; Total Revenue per Customer Relationship Increased 2.1%

•                  High-Speed Internet Residential Revenue Increased 8.9%; Total Customers Increased by 214,000

•                  Video Residential Revenue Increased 4.2% and 57% of Residential Video Customers Now Have X1; Total Customer Net Losses were 125,000

•                  Business Services Revenue Increased 12.6%

NBCUniversal 3rd Quarter 2017 Highlights:

•                  NBCUniversal Revenue Decreased 12.7% and Adjusted EBITDA Increased 6.0%; Excluding the 2016 Rio Olympics, Revenue Increased 6.0% and Adjusted EBITDA Increased 19.9%

•                  Theme Parks Revenue Increased 7.7% and Adjusted EBITDA Increased 9.8%, Driven by the Recent Openings of Minion ParkTM in Japan and Volcano BayTM in Orlando

•                  Filmed Entertainment Revenue Decreased 0.5% and Adjusted EBITDA Increased 11.9%

•                  Cable Networks and Broadcast Television Revenue Decreased 11.5% and 30.9%, Respectively; Excluding the 2016 Rio Olympics, Revenue Increased 3.7% and 12.3%, Respectively

•                  NBC Ranked #1 in Primetime Among Adults 18-49 for the 2016-2017 Season for the Fourth Straight Year

PHILADELPHIA - October 26, 2017... Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended September 30, 2017.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I’m very pleased with the Company’s operational and financial results during the quarter. Adjusted EBITDA increased 5% despite the impact of the severe storms that affected our operations this year and the uneven comparison due to the Rio Olympics last year. At NBCUniversal, our momentum continued throughout each business unit, including terrific results at Theme Parks and Film, and strength in affiliate fees, retransmission revenues, and content licensing at our TV businesses. At Cable Communications, we continued to drive growth in total customer relationships, deliver excellent high-speed Internet and business services results and make further progress in our efforts to transform the customer experience. Across Comcast NBCUniversal, we are uniquely positioned with a broad range of growth opportunities that set us up well for the future.”

Consolidated Financial Results

	3rd Quarter			Year to Date
($ in millions)	2016	2017	Growth	2016	2017	Growth
Revenue	$21,319	$20,983	(1.6%)	$59,378	$62,611	5.4%
Excluding Olympics (see Table 6)	$19,834	$20,983	5.8%	$57,893	$62,611	8.2%
Net Income Attributable to Comcast	$2,237	$2,650	18.5%	$6,399	$7,729	20.8%
Adjusted EBITDA[1]	$6,835	$7,180	5.0%	$19,657	$21,311	8.4%
Earnings per Share[2]	$0.46	$0.55	19.6%	$1.31	$1.61	22.9%
Excluding Adjustments (see Table 4)	$0.46	$0.52	13.0%	$1.29	$1.57	21.7%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the third quarter of 2017 decreased 1.6% to $21.0 billion. Excluding $1.5 billion of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, consolidated revenue increased 5.8% (see Table 6). Consolidated Net Income Attributable to Comcast increased 18.5% to $2.7 billion. Consolidated Adjusted EBITDA increased 5.0% to $7.2 billion.

For the nine months ended September 30, 2017, consolidated revenue increased 5.4% to $62.6 billion compared to 2016. Excluding $1.5 billion of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, consolidated revenue increased 8.2% (see Table 6). Consolidated net income attributable to Comcast increased 20.8% to $7.7 billion. Consolidated Adjusted EBITDA increased 8.4% to $21.3 billion.

Earnings per Share (EPS) for the third quarter of 2017 was $0.55, a 19.6% increase compared to the third quarter of 2016. On an adjusted basis, EPS was $0.52, a 13.0% increase compared to the prior year (see Table 4).

For the nine months ended September 30, 2017, EPS was $1.61, a 22.9% increase compared to the prior year. On an adjusted basis, EPS increased 21.7% (see Table 4).

Capital Expenditures increased 1.2% to $2.4 billion in the third quarter of 2017. Cable Communications’ capital expenditures increased 0.8% to $2.1 billion in the third quarter of 2017, reflecting a higher level of investment in scalable infrastructure to increase network capacity, increased investment in line extensions, and increased spending on support capital, partially offset by a decrease in spending on customer premise equipment. Cable capital expenditures represented 15.6% of Cable revenue in the third quarter of 2017 compared to 16.3% in last year’s third quarter. NBCUniversal’s capital expenditures of $354 million increased 5.4%, reflecting the timing of real estate and infrastructure spending as well as continued investment at Theme Parks.

For the nine months ended September 30, 2017, capital expenditures increased 4.2% to $6.8 billion compared to 2016. Cable Communications’ capital expenditures increased 5.4% to $5.8 billion and represented 14.8% of Cable revenue in both years. NBCUniversal’s capital expenditures of $977 million decreased 1.4% for the first nine months of 2017.

Net Cash Provided by Operating Activities was $5.1 billion in the third quarter of 2017. Free Cash Flow3 was $2.3 billion (see Table 5).

For the nine months ended September 30, 2017, net cash provided by operating activities was $16.0 billion. Free cash flow was $7.6 billion (see Table 5).

Dividends and Share Repurchases. During the third quarter of 2017, Comcast paid dividends totaling $743 million and repurchased 42.9 million of its common shares for $1.7 billion. In the first nine months of 2017, Comcast has repurchased 98.4 million of its common shares for $3.8 billion. As of September 30, 2017, Comcast had $8.2 billion available under its share repurchase authorization.

Cable Communications

	3rd Quarter			Year to Date
($ in millions)	2016 [4]	2017	Growth	2016 [4]	2017	Growth
Cable Communications Revenue
Video	$5,591	$5,825	4.2%	$16,710	$17,396	4.1%
High-Speed Internet	3,405	3,709	8.9%	10,049	10,994	9.4%
Voice	878	840	(4.5%)	2,667	2,559	(4.1%)
Business Services	1,399	1,575	12.6%	4,070	4,596	12.9%
Advertising	625	542	(13.2%)	1,757	1,628	(7.3%)
Other	659	712	7.8%	1,952	2,064	5.7%
Cable Communications Revenue	$12,557	$13,203	5.1%	$37,205	$39,237	5.5%

Cable Communications Adjusted EBITDA	$4,986	$5,246	5.2%	$14,923	$15,764	5.6%
Adjusted EBITDA Margin	39.7%	39.7%		40.1%	40.2%

Cable Communications Capital Expenditures	$2,044	$2,061	0.8%	$5,501	$5,798	5.4%
Percent of Cable Communications Revenue	16.3%	15.6%		14.8%	14.8%

Revenue for Cable Communications increased 5.1% to $13.2 billion in the third quarter of 2017, driven primarily by increases in high-speed Internet, video and business services revenue. High-speed Internet revenue increased 8.9%, driven by an increase in the number of residential high-speed Internet customers and rate adjustments. Video revenue increased 4.2%, primarily reflecting rate adjustments, as well as additional revenue associated with a boxing event available on pay-per-view and an increase in the number of customers subscribing to additional services. Business services revenue increased 12.6%, primarily due to increases in the number of customers receiving our small and medium-sized business services offerings. Advertising revenue decreased 13.2%, primarily reflecting a decrease in political advertising revenue. Other revenue increased 7.8%, primarily due to an increase in revenue from our X1 licensing agreements, an increase in security and automation revenue and higher franchise and regulatory fees.

For the nine months ended September 30, 2017, Cable revenue increased 5.5% to $39.2 billion compared to 2016, driven by growth in high-speed Internet, video and business services revenue.

Total Customer Relationships increased by 115,000 to 29.1 million in the third quarter of 2017. Residential customer relationships increased by 83,000 and business customer relationships increased by 31,000. At the end of the third quarter, penetration of our double, triple and quad product residential customers was 70.1%. Total video customer net losses were 125,000, total high-speed Internet customer net additions were 214,000, total voice customer net losses were 94,000 and total security and automation customer net additions were 51,000.

	Customers		Net Additions
(in thousands)	3Q16	3Q17	3Q16	3Q17
Residential Video Customers	21,420	21,341	19	(134)
Business Services Video Customers	1,007	1,049	13	9
Total Video Customers	22,428	22,390	32	(125)
Residential High-Speed Internet Customers	22,477	23,546	288	182
Business Services High-Speed Internet Customers	1,839	1,974	41	32
Total High-Speed Internet Customers	24,316	25,519	330	214
Residential Voice Customers	10,527	10,351	(24)	(119)
Business Services Voice Customers	1,116	1,214	26	25
Total Voice Customers	11,643	11,565	2	(94)
Total Security and Automation Customers	815	1,079	78	51

Residential Customer Relationships	26,312	26,957	175	83
Business Services Customer Relationships	2,006	2,146	43	31
Total Customer Relationships	28,318	29,104	217	115

Single Product Residential Customers	7,722	8,055	51	125
Double Product Residential Customers	8,682	8,983	97	38
Triple and Quad Product Residential Customers	9,908	9,919	26	(79)

Adjusted EBITDA for Cable Communications increased 5.2% to $5.2 billion in the third quarter of 2017, reflecting higher revenue, partially offset by a 5.1% increase in operating expenses, and including the negative impact of two hurricanes that affected our service areas. The higher expenses were primarily due to a 12.4% increase in video programming costs, reflecting the timing of contract renewals, higher retransmission consent fees and sports programming costs, as well as fees associated with a boxing event available on pay-per-view. Non-programming expenses increased 0.6%, reflecting an increase in technical and product support expenses, a decrease in advertising, marketing and promotion costs, and relatively flat customer service expenses. This quarter’s Adjusted EBITDA margin was 39.7%, flat compared to the third quarter of 2016.

For the nine months ended September 30, 2017, Cable Adjusted EBITDA increased 5.6% to $15.8 billion compared to 2016, driven by higher revenue, partially offset by a 5.3% increase in operating expenses. The higher expenses were primarily due to a 12.0% increase in video programming costs and a 1.1% increase in non-programming expenses. Year-to-date Adjusted EBITDA margin was 40.2% compared to 40.1% in 2016.

NBCUniversal

	3rd Quarter			Year to Date
($ in millions)	2016	2017	Growth	2016	2017	Growth
NBCUniversal Revenue
Cable Networks	$2,942	$2,603	(11.5%)	$7,961	$7,940	(0.3%)
Excluding Olympics (see Table 6)	2,510	2,603	3.7%	7,529	7,940	5.5%
Broadcast Television	3,087	2,133	(30.9%)	7,299	6,582	(9.8%)
Excluding Olympics (see Table 6)	1,899	2,133	12.3%	6,111	6,582	7.7%
Filmed Entertainment	1,792	1,784	(0.5%)	4,526	5,920	30.8%
Theme Parks	1,440	1,550	7.7%	3,602	3,982	10.6%
Headquarters, other and eliminations	(83)	(56)	NM	(246)	(211)	NM
NBCUniversal Revenue	$9,178	$8,014	(12.7%)	$23,142	$24,213	4.6%
Excluding Olympics (see Table 6)	$7,558	$8,014	6.0%	$21,522	$24,213	12.5%

NBCUniversal Adjusted EBITDA
Cable Networks	$893	$905	1.5%	$2,793	$3,076	10.1%
Broadcast Television	378	321	(15.0%)	1,056	1,059	0.3%
Filmed Entertainment	353	394	11.9%	576	1,047	81.9%
Theme Parks	706	775	9.8%	1,550	1,723	11.2%
Headquarters, other and eliminations	(184)	(121)	NM	(518)	(543)	NM
NBCUniversal Adjusted EBITDA	$2,146	$2,274	6.0%	$5,457	$6,362	16.6%
Excluding Olympics (see Table 6)	$1,896	$2,274	19.9%	$5,207	$6,362	22.2%

NM=comparison not meaningful.

Revenue for NBCUniversal decreased 12.7% to $8.0 billion in the third quarter of 2017. Excluding $1.6 billion of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, revenue increased 6.0% (see Table 6). Adjusted EBITDA increased 6.0% to $2.3 billion, reflecting increases at Theme Parks, Filmed Entertainment, and Cable Networks, partially offset by a decline at Broadcast Television. Excluding $250 million of Adjusted EBITDA generated by the Rio Olympics in the third quarter of 2016, Adjusted EBITDA increased 19.9% (see Table 6).

For the nine months ended September 30, 2017, NBCUniversal revenue increased 4.6% to $24.2 billion compared to 2016. Excluding $1.6 billion of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, revenue increased 12.5% (see Table 6). Adjusted EBITDA increased 16.6% to $6.4 billion, reflecting increases at Filmed Entertainment, Cable Networks, Theme Parks, and Broadcast Television. Excluding $250 million of Adjusted EBITDA generated by the Rio Olympics in the third quarter of 2016, Adjusted EBITDA increased 22.2% (see Table 6).

Cable Networks

Cable Networks revenue decreased 11.5% to $2.6 billion in the third quarter of 2017, reflecting lower distribution and advertising revenue, partially offset by higher content licensing and other revenue. Excluding $432 million of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, Cable Networks revenue increased 3.7% (see Table 6). Distribution revenue decreased 13.4%, due to the broadcast of the Rio Olympics in the third quarter of 2016 and a decline in subscribers at our cable networks, partially offset by contractual rate increases and contract renewals. Advertising revenue decreased 16.5%, due to revenue associated with the broadcast of the Rio Olympics in the third quarter of 2016. Content licensing and other revenue increased 24.0%, reflecting the timing of content provided under licensing agreements. Adjusted EBITDA increased 1.5% to $905 million in the third quarter of 2017, reflecting a decrease in programming and production costs, partially offset by lower revenue, due to the broadcast of the Rio Olympics in the third quarter of 2016.

For the nine months ended September 30, 2017, revenue from the Cable Networks segment decreased 0.3% to $7.9 billion compared to 2016, reflecting a decline in advertising revenue, partially offset by higher content licensing and other revenue. Excluding $432 million of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, Cable Networks revenue increased 5.5% (see Table 6). Adjusted EBITDA increased 10.1% to $3.1 billion compared to 2016, reflecting a decrease in programming and production costs, partially offset by modestly lower revenue, due to the broadcast of the Rio Olympics in the third quarter of 2016.

Broadcast Television

Broadcast Television revenue decreased 30.9% to $2.1 billion in the third quarter of 2017, reflecting lower advertising revenue, partially offset by increased content licensing and distribution and other revenue. Excluding $1.2 billion of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, Broadcast Television revenue increased 12.3% (see Table 6). Advertising revenue decreased 45.6%, due to revenue associated with the broadcast of the Rio Olympics in the third quarter of 2016. Content licensing revenue increased 20.5%, reflecting the timing of content provided under licensing agreements. Distribution and other revenue increased 2.3%, due to higher retransmission consent fees, partially offset by the broadcast of the Rio Olympics in the third quarter of 2016. Adjusted EBITDA decreased 15.0% to $321 million in the third quarter of 2017, reflecting lower revenue, partially offset by a decrease in programming and production costs, due to the broadcast of the Rio Olympics in the third quarter of 2016.

For the nine months ended September 30, 2017, revenue from the Broadcast Television segment decreased 9.8% to $6.6 billion compared to 2016, reflecting a decline in advertising revenue, partially offset by higher distribution and other and content licensing revenue. Excluding $1.2 billion of revenue generated by the broadcast of the Rio Olympics in the third quarter of 2016, Broadcast Television revenue increased 7.7% (see Table 6). Adjusted EBITDA of $1.1 billion was consistent with 2016, reflecting a decrease in revenue, offset by a decrease in programming and production costs, due to the broadcast of the Rio Olympics in the third quarter of 2016.

Filmed Entertainment

Filmed Entertainment revenue decreased 0.5% to $1.8 billion in the third quarter of 2017, reflecting lower theatrical revenue, partially offset by increases in content licensing, other and home entertainment revenue. Theatrical revenue decreased 26.4%, primarily due to a higher number of releases in last year’s third quarter, including The Secret Life of Pets and Jason Bourne, partially offset by the strong performance of Despicable Me 3 in this year’s third quarter. Content licensing revenue increased 14.9%, due to the timing of when content was made available under licensing agreements. Other revenue increased 21.0%, driven by consumer products. Home Entertainment revenue increased 14.4%, driven by strong sales of recent titles, including The Fate of the Furious. Adjusted EBITDA increased by 11.9% to $394 million in the third quarter of 2017, reflecting lower revenue that was more than offset by a decline in other operating and administrative expenses.

For the nine months ended September 30, 2017, revenue from the Filmed Entertainment segment increased 30.8% to $5.9 billion compared to 2016, reflecting higher theatrical revenue, as well as increases in content licensing, other and home entertainment revenue. Adjusted EBITDA increased 81.9% to $1.0 billion compared to 2016, reflecting higher revenue, partially offset by increased programming and production costs.

Theme Parks

Theme Parks revenue increased 7.7% to $1.6 billion in the third quarter of 2017 primarily due to higher per capita spending, reflecting the continued success of The Wizarding World of Harry PotterTM attraction in Hollywood, which opened in April 2016, and the openings of Minion ParkTM in Japan in April 2017 and Volcano BayTM in Orlando in May 2017. Adjusted EBITDA increased 9.8% to $775 million in the third quarter of 2017, reflecting higher revenue, partially offset by an increase in operating expenses, as well as the impact of the hurricane.

For the nine months ended September 30, 2017, revenue from the Theme Parks segment increased 10.6% to $4.0 billion compared to 2016, reflecting higher attendance and per capita spending. Adjusted EBITDA increased 11.2% to $1.7 billion compared to 2016, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended September 30, 2017, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $121 million, which included a favorable tax settlement, compared to a loss of $184 million in the third quarter of 2016.

For the nine months ended September 30, 2017, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $543 million compared to a loss of $518 million in 2016.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations, Comcast Spectacor and our new wireless initiative, Xfinity Mobile, as well as eliminations among Comcast’s businesses. For the quarter ended September 30, 2017, Corporate, Other and Eliminations revenue was ($234) million compared to ($416) million in the third quarter of 2016. The Adjusted EBITDA loss was $340 million compared to a loss of $297 million in the third quarter of 2016, which included eliminations associated with the 2016 Rio Olympics.

For the nine months ended September 30, 2017, Corporate, Other and Eliminations revenue was ($839) million compared to ($969) million in 2016. The Adjusted EBITDA loss was $815 million compared to a loss of $723 million in 2016, which included eliminations associated with the 2016 Rio Olympics.

Notes:

1 We define Adjusted EBITDA as net income attributable to Comcast Corporation before net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, other income (expense) items, net, depreciation and amortization expense, and other operating gains, and excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets, if any. From time to time we may exclude from Adjusted EBITDA the impact of events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measures.

2 All earnings per share amounts are presented on a diluted basis and reflect the two-for-one stock split on February 17, 2017.

3 We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax effects. The definition of Free Cash Flow excludes any impact from Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. See Table 5 for reconciliation of non-GAAP financial measures.

4 To be consistent with our current management reporting presentation, certain 2016 operating results were reclassified within the Cable Communications segment.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, October 26, 2017 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 82436454. A replay of the call will be available starting at 12:00 p.m. ET on October 26, 2017, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, November 2, 2017 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 82436454.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation’s largest video, high-speed internet, and phone providers to residential customers under the XFINITY brand, and also provides these services to businesses. It also provides wireless and security and automation services to residential customers under the XFINITY brand. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2016	2017	2016	2017
Revenue	$21,319	$20,983	$59,378	$62,611

Programming and production	7,003	6,077	17,926	18,492
Other operating and administrative	5,996	6,423	17,285	18,310
Advertising, marketing and promotion	1,485	1,553	4,510	4,748
Adjustments(1)	—	(250)	—	(250)
	14,484	13,803	39,721	41,300

Adjusted EBITDA(1)	6,835	7,180	19,657	21,311

Adjustments(1)	—	250	—	250
Depreciation expense	1,865	1,991	5,518	5,876
Amortization expense	530	589	1,544	1,747
Other operating gains	—	(442)	—	(442)
	2,395	2,388	7,062	7,431
Operating income	4,440	4,792	12,595	13,880

Other income (expense)
Interest expense	(751)	(766)	(2,186)	(2,279)
Investment income (loss), net	80	82	168	205
Equity in net income (losses) of investees, net	(34)	(39)	(64)	12
Other income (expense), net	(11)	27	104	82
	(716)	(696)	(1,978)	(1,980)

Income before income taxes	3,724	4,096	10,617	11,900

Income tax expense	(1,400)	(1,413)	(3,989)	(4,035)

Net income	2,324	2,683	6,628	7,865

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(87)	(33)	(229)	(136)

Net income attributable to Comcast Corporation	$2,237	$2,650	$6,399	$7,729

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.46	$0.55	$1.31	$1.61

Dividends declared per common share	$0.1375	$0.1575	$0.4125	$0.4725

Diluted weighted-average number of common shares	4,861	4,777	4,893	4,806

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2016	September 30, 2017
ASSETS

Current Assets
Cash and cash equivalents	$3,301	$4,114
Receivables, net	7,955	7,915
Programming rights	1,250	1,779
Other current assets	3,855	2,152
Total current assets	16,361	15,960

Film and television costs	7,252	6,796

Investments	5,247	6,695

Property and equipment, net	36,253	37,856

Franchise rights	59,364	59,364

Goodwill	35,980	36,752

Other intangible assets, net	17,274	18,733

Other noncurrent assets, net	2,769	3,145

	$180,500	$185,301
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,915	$6,976
Accrued participations and residuals	1,726	1,811
Deferred revenue	1,132	1,572
Accrued expenses and other current liabilities	6,282	5,849
Current portion of long-term debt	5,480	5,241
Total current liabilities	21,535	21,449

Long-term debt, less current portion	55,566	59,720

Deferred income taxes	34,854	35,602

Other noncurrent liabilities	10,925	10,914

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,446	1,353

Equity
Comcast Corporation shareholders’ equity	53,943	55,427
Noncontrolling interests	2,231	836
Total equity	56,174	56,263

	$180,500	$185,301

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Nine Months Ended September 30,
	2016	2017

OPERATING ACTIVITIES
Net income	$6,628	$7,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other operating gains	7,062	7,181
Share-based compensation	495	594
Noncash interest expense (income), net	172	187
Equity in net (income) losses of investees, net	64	(12)
Cash received from investees	58	72
Net (gain) loss on investment activity and other	(159)	(193)
Deferred income taxes	985	678
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	(315)	28
Film and television costs, net	(593)	(71)
Accounts payable and accrued expenses related to trade creditors	46	(17)
Other operating assets and liabilities	(454)	(351)

Net cash provided by operating activities	13,989	15,961

INVESTING ACTIVITIES
Capital expenditures	(6,562)	(6,839)
Cash paid for intangible assets	(1,163)	(1,240)
Acquisitions and construction of real estate properties	(303)	(325)
Acquisitions, net of cash acquired	(3,904)	(429)
Proceeds from sales of investments	188	120
Purchases of investments	(618)	(2,064)
Deposits	(1,748)	—
Other	(42)	750

Net cash provided by (used in) investing activities	(14,152)	(10,027)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	610	(2,807)
Proceeds from borrowings	9,231	11,460
Repurchases and repayments of debt	(2,994)	(5,021)
Repurchases of common stock under repurchase program and employee plans	(4,061)	(4,212)
Dividends paid	(1,944)	(2,147)
Purchase of Universal Studios Japan noncontrolling interests	—	(2,299)
Issuances of common stock	23	—
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(194)	(198)
Other	4	103

Net cash provided by (used in) financing activities	675	(5,121)

Increase (decrease) in cash and cash equivalents	512	813

Cash and cash equivalents, beginning of period	2,295	3,301

Cash and cash equivalents, end of period	$2,807	$4,114

TABLE 4 Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2017	2016	2017
Net income attributable to Comcast Corporation	$2,237	$2,650	$6,399	$7,729
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	87	33	229	136
Income tax expense	1,400	1,413	3,989	4,035
Other (income) expense items, net(1)	716	696	1,978	1,980
Depreciation and amortization expense and other operating gains	2,395	2,138	7,062	7,181
Adjustments(2)	—	250	—	250
Adjusted EBITDA	$6,835	$7,180	$19,657	$21,311

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2017		2016		2017
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$2,237	$0.46	$2,650	$0.55	$6,399	$1.31	$7,729	$1.61
Growth %			18.5%	19.6%			20.8%	22.9%

Gain on spectrum auction(3)	—	—	(209)	(0.04)	—	—	(209)	(0.05)
Income tax adjustments(4)	—	—	(68)	(0.01)	—	—	(68)	(0.01)
Gains on sales of businesses and investments(5)	—	—	(65)	(0.01)	(67)	(0.02)	(65)	(0.01)
Legal settlement(6)	—	—	157	0.03	—	—	157	0.03
Net income attributable to Comcast Corporation (excluding adjustments)	$2,237	$0.46	$2,465	$0.52	$6,332	$1.29	$7,544	$1.57
Growth %			10.2%	13.0%			19.2%	21.7%

(1)  Other (income) expense items, net include interest expense, investment income (loss), equity in net income (losses) of investees, and other income (expense), net (as stated in our Statement of Income).

(2)  3rd quarter 2017 Adjusted EBITDA excludes $250 million of other operating and administrative expense related to a legal settlement.

(3)  3rd quarter 2017 net income attributable to Comcast Corporation includes $337 million of other operating gains, $209 million net of tax, recognized in connection with NBCUniversal’s relinquishment of certain spectrum rights in the FCC’s spectrum auction.

(4)  3rd quarter 2017 net income attributable to Comcast Corporation includes $68 million of income tax adjustments related to an internal legal reorganization offset by the impact of certain state tax law changes.

(5)  3rd quarter 2017 net income attributable to Comcast Corporation includes $105 million of other operating gains, $65 million net of tax, resulting from the sale of a business. 2016 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel’s product and technology business.

(6)  3rd quarter 2017 net income attributable to Comcast Corporation includes $250 million of other operating and administrative expense, $157 million net of tax, related to a legal settlement.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2017	2016	2017
Net cash provided by operating activities	$4,195	$5,147	$13,989	$15,961
Capital expenditures	(2,406)	(2,434)	(6,562)	(6,839)
Cash paid for capitalized software and other intangible assets	(426)	(404)	(1,163)	(1,240)
Principal payments on capital leases	(6)	(8)	(23)	(25)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(69)	(61)	(194)	(198)
Nonoperating items(1)	208	109	192	139
Impact of share-based compensation accounting change(3)	(81)	—	(492)	—
Free cash flow (including Economic Stimulus Packages)	1,415	2,349	5,747	7,798
Economic Stimulus Packages(1)	(44)	(74)	(151)	(225)
Total free cash flow	$1,371	$2,275	$5,596	$7,573

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2016	2017	2016	2017
Adjusted EBITDA	$6,835	$7,180	$19,657	$21,311
Capital expenditures	(2,406)	(2,434)	(6,562)	(6,839)
Cash paid for capitalized software and other intangible assets	(426)	(404)	(1,163)	(1,240)
Cash interest expense	(808)	(905)	(2,043)	(2,277)
Cash taxes on operating items (including Economic Stimulus Packages)(2,3)	(969)	(1,097)	(2,670)	(3,276)
Changes in operating assets and liabilities(3,4)	(871)	(175)	(1,429)	(418)
Noncash share-based compensation	164	203	495	594
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(69)	(61)	(194)	(198)
Other	46	42	148	141
Impact of share-based compensation accounting change(3)	(81)	—	(492)	—
Free cash flow (including Economic Stimulus Packages)	1,415	2,349	5,747	7,798
Economic Stimulus Packages(2)	(44)	(74)	(151)	(225)
Total free cash flow	$1,371	$2,275	$5,596	$7,573

(1)    Nonoperating items include adjustments for any payments and receipts related to certain nonoperating items, net of estimated tax effects (such as income taxes on investment sales and payments related to income tax and litigation contingencies of acquired companies). Our definition of free cash flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately. Net cash provided by operating activities for 2016 includes a $146 million payment for the settlement of a tax receivable agreement after the DreamWorks acquisition. For free cash flow purposes, we consider this payment to be nonrecurring in nature and therefore, we excluded this amount from free cash flow as a nonoperating item.

(2)    Cash taxes on operating items (including Economic Stimulus Packages) has been adjusted to exclude the impact of nonoperating items, such as for cash taxes paid related to certain investing and financing transactions. Our definition of free cash flow specifically excludes any impact from the Economic Stimulus Packages and these amounts are presented separately.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2017	2016	2017
Payments of income taxes	($1,031)	($1,206)	($2,716)	($3,415)
Nonoperating items	62	109	46	139
Cash taxes on operating items (including Economic Stimulus Packages)	($969)	($1,097)	($2,670)	($3,276)

(3)    In first quarter 2017, we adopted new accounting guidance related to share-based compensation. The guidance requires excess tax benefits under share-based compensation arrangements to be classified as an operating activity rather than a financing activity as they were under prior guidance. In addition, the new guidance requires when an employer withholds shares upon exercise of options or the vesting of restricted stock for the purpose of meeting withholding tax requirements, that the cash paid for withholding taxes be classified as a financing activity, which we present in Repurchases of Common Stock Under Repurchase Program and Employee Plans. We previously recorded cash paid for withholding taxes as an operating activity in changes in operating assets and liabilities. These changes will prospectively affect our calculation of Free Cash Flow. While we have retrospectively adopted these changes in our Statement of Cash Flows and the components of Free Cash Flow, we have not adjusted Total Free Cash Flow for periods prior to January 1, 2017. The table below summarizes the impact to the components of Free Cash Flow for the share-based compensation accounting change.

	Three Months Ended September 30,	Nine Months Ended September 30,
	2016	2016
Cash taxes on operating items (including Economic Stimulus Packages)	$33	$193
Changes in operating assets and liabilities	48	299
Impact of share-based compensation accounting change	$81	$492

(4)    Net cash provided by operating activities for 2016 includes a $146 million decrease in August 2016 resulting from a payment for the settlement of a tax receivable agreement immediately after the DreamWorks acquisition. For free cash flow purposes, we consider the settlement payment to be nonrecurring in nature and therefore we excluded the amount from free cash flow. Because the amount has no impact on free cash flow, it is not included in the changes in operating assets and liabilities for this presentation. Changes in operating assets and liabilities for this presentation also excludes an increase of $250 million related to a legal settlement in the third quarter 2017, as the expense is not included in Adjusted EBITDA.

Note: Minor differences may exist due to rounding.

TABLE 6 Reconciliation of Consolidated Revenue Excluding 2016 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2016	2017	Growth	2016	2017	Growth

Revenue	$21,319	$20,983	(1.6%)	$59,378	$62,611	5.4%

2016 Olympics(1)	(1,485)	––		(1,485)	––

Revenue excluding 2016 Olympics	$19,834	$20,983	5.8%	$57,893	$62,611	8.2%

Reconciliation of Consolidated NBCUniversal Revenue and Adjusted EBITDA Excluding 2016 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2016	2017	Growth	2016	2017	Growth

Revenue	$9,178	$8,014	(12.7%)	$23,142	$24,213	4.6%

2016 Olympics	(1,620)	––		(1,620)	––

Revenue excluding 2016 Olympics	$7,558	$8,014	6.0%	$21,522	$24,213	12.5%

	2016	2017	Growth	2016	2017	Growth

Adjusted EBITDA	$2,146	$2,274	6.0%	$5,457	$6,362	16.6%

2016 Olympics	(250)	––		(250)	––

Adjusted EBITDA excluding 2016 Olympics	$1,896	$2,274	19.9%	$5,207	$6,362	22.2%

Reconciliation of Cable Networks Revenue Excluding 2016 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2016	2017	Growth	2016	2017	Growth

Revenue	$2,942	$2,603	(11.5%)	$7,961	$7,940	(0.3%)

2016 Olympics	(432)	––		(432)	––

Revenue excluding 2016 Olympics	$2,510	$2,603	3.7%	$7,529	$7,940	5.5%

Reconciliation of Broadcast Television Revenue Excluding 2016 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2016	2017	Growth	2016	2017	Growth

Revenue	$3,087	$2,133	(30.9%)	$7,299	$6,582	(9.8%)

2016 Olympics	(1,188)	––		(1,188)	––

Revenue excluding 2016 Olympics	$1,899	$2,133	12.3%	$6,111	$6,582	7.7%

(1)  2016 Olympics revenue on a consolidated basis gives effect to intercompany eliminations of $135 million. Historically, we presented this number on a combined segment basis without intercompany eliminations.

Note: Minor differences may exist due to rounding.